Exhibit 11





                                                                                                                 EXHIBIT 11


                       CYRIX CORPORATION AND SUBSIDIARIES
                     PRIMARY AND FULLY DILUTED EARNINGS PER
                       COMMON AND COMMON EQUIVALENT SHARE
                      (In thousands, except per share data)


                                                                         Quarters Ended March 31,
                                                                            1997            1996
                                                                       ----------------------------

               Weighted average common shares outstanding                    19,598         19,295
               Incremental shares related to assumed exercise of                742            734
                    stock options                                      -------------  -------------

               Weighted average common and common equivalent shares          20,340         20,029
                                                                       =============  =============


               Net income                                                    $6,613         $1,956
                                                                       =============  =============
               Earnings per common and common equivalent share -
                    primary                                                   $0.33          $0.10
                                                                       =============  =============



         Ea|ngs per common and common equivalent share assuming full dilution:

               Weighted average common shares outstanding                    19,598         19,295
               Incremental shares related to:
                        Assumed conversion of subordinated notes              3,182             --
                        Assumed exercise of stock options                       742            734
                                                                       -------------  -------------
               Weighted average common and common equivalent shares          23,522         20,029
                                                                       =============  =============

               Net income available to common stockholders                   $6,613         $1,956
               Interest, net of tax, on assumed conversion of
                    subordinated notes                                        1,148             --
                                                                       -------------  -------------
               Adjusted net income                                           $7,761         $1,956
                                                                       =============  =============
               Earnings per common and common equivalent share -
                    fully diluted                                             $0.33          $0.10
                                                                       =============  =============